EXHIBIT 10

                                 October 3, 1997


Gardner Lewis Investment Trust
105 North Washington Street
Post Office Drawer 69
Rocky Mount, North Carolina 27802-0069

Ladies and Gentlemen:

This opinion is being delivered to you in connection with your Post-Effective Amendment No. 14 to the Registration Statement (the "Registration Statement") on Form N-lA under the Securities Act of 1933, as amended, under which you have registered an indefinite number of shares (the "Shares") of beneficial interest, relating to The Chesapeake Core Growth Fund, pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended. Such Amendment to the Registration Statement was declared effective by the Securities and Exchange Commission on September 29, 1997.

We have made such inquiry of your officers and trustees and have examined such corporate documents, records and certificates and other documents and such questions of law as we have deemed necessary for the purposes of this opinion. In rendering this opinion, we have relied, with your approval, as to all questions of fact material to this opinion, upon certificates of public officials and of your officers and have assumed, with your approval, that the signatures on all documents examined by us are genuine, which facts we have not independently verified.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued for valid consideration in accordance with the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

With respect to the opinion stated above, we wish to point out that the shareholders of a Massachusetts business trust may, under some circumstances, be subject to assessment at the instance of creditors to pay the obligations of such trust in the event that its assets are insufficient for the purpose.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

POYNER & SPRUILL, L.L.P.